EXHIBIT 10.1

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (this “Agreement”) is entered into by and between, and shall inure to the benefit of and be binding upon, Peyton S. Baker (“Executive”) and BWX Technologies, Inc., a Delaware corporation (the “Company”).
RECITALS:
A.    Executive has been employed by the Company as President and Chief Executive Officer and has announced his intention to resign from these positions, as well as a Director of the Company, effective December 31, 2016 (the “Date of Resignation”).
B.    The Company and Executive desire for Executive to continue employment with the Company, in the position of Special Advisor to the Executive Chairman, through May 31, 2017, at which time Executive will retire from the Company (the “Date of Retirement”).
C.    The Company and Executive mutually desire to establish and agree upon the terms and conditions of Executive’s transition and separation from service.
In consideration of the mutual promises and obligations set forth herein, Executive and the Company hereby agree as follows:
1.Resignation and Retirement. Executive hereby resigns from his positions as Director, President and Chief Executive Officer of the Company, effective on the Date of Resignation. Executive further hereby retires as an employee of the Company, effective on the Date of Retirement.
2.Service as Special Advisor. In consideration of the payments and benefits provided by the Company pursuant to Paragraphs 3(a) and 3(b) of this Agreement, during the five (5) month period beginning on January 1, 2017 and ending on the Date of Retirement, Executive shall serve as Special Advisor. As Special Advisor, Executive shall report directly to the Executive Chairman and shall, in addition to assisting with the transition of the new President and Chief Executive Officer, provide oversight and governance with respect to (a) refreshment of the Boards of Directors of Nuclear Fuel Services, Inc. and BWXT Canada Ltd., (b) integration of the GEH-C acquisition, and (c) safety and security activities at the Company’s nuclear facilities, including serving as a non-voting “Emeritus” member of the Board’s Safety and Security Committee.
3.Additional Payments and Benefits Provided by the Company. In consideration of the services provided by Executive pursuant to Paragraph 2 of this Agreement, and of the covenants to which Executive has agreed as described in Paragraphs 6, 7, 8 and 9 and elsewhere in this Agreement, and conditioned upon Executive (i) signing and delivering to the Company the release agreement attached hereto as Exhibit A, on the Date of Retirement and (ii) not revoking the release agreement in accordance with the terms thereof:
(a)While employed as Special Advisor, the Company will pay Executive additional payments equal to the gross amount of Two Hundred Eighty-One Thousand, Two Hundred and Fifty Dollars ($281,250.00), or Fifty Six Thousand, Two Hundred and Fifty Dollars ($56,250.00) per month (paid one-half on the 15th and other half at the end of each month), less applicable income and employment tax withholding.

(b)Executive will be eligible to receive a transition bonus (the “Transition Bonus”) of up to Two Hundred Fifty Three Thousand, One Hundred and Twenty-Five Dollars ($253,125.00). Executive will be entitled to receive the Transition Bonus only if (i) Executive remains employed by the Company as Special Advisor through the Date of Retirement and (ii) the Compensation Committee of the Board, acting reasonably and in good faith, determines at its regularly scheduled meeting in April 2017 that Executive has used his best efforts to achieve the Transition Objectives (as defined below), and, if the foregoing conditions are met, the Transition Bonus will be paid to Executive as soon as practicable but in no event later than thirty (30) days following the Date of Retirement. The Compensation Committee of the Board, acting reasonably and in good faith, shall have the authority to decrease the final payout amount of the Transition Bonus based on the individual performance of Executive with respect to the Transition Objectives. For purposes of this Agreement, “Transition Objectives” shall mean (1) supporting the leadership transition through the Company, (2) supporting the refreshment of the Boards of Directors of Nuclear Fuel Services, Inc. and BWXT Canada Ltd., (3) supporting the integration of the GEH-C acquisition, and (4) supporting the safety and security activities at the Company’s nuclear facilities, including the re-establishment of the Company’s Safety and Security Committee. The payments and benefits described in this subparagraph 3(b) are subject to the provisions of Paragraph 11 of this Agreement.
4.Entitlements. Executive will be entitled to receive the benefits specified in this Paragraph 4 in the manner and at the times specified herein.
(a)Executive will be entitled to receive any unpaid wages through the Date of Retirement and payment for accumulated and unused vacation as of the Date of Retirement. Executive and his qualified beneficiaries will continue to be covered by the Company’s health care arrangements until the last day of the month in which the Date of Retirement occurs, and thereafter will be entitled to continue group health care coverage for himself and/or his qualified dependents for up to eighteen (18) months in accordance with, and subject to, the requirements of the Consolidated Omnibus Reconciliation Act of 1985, as amended.
(b)Executive may elect to begin receiving benefits under (i) the Retirement Plan for Employees of BWXT Governmental Operations as of the first day of any month following the Date of Retirement and (ii) the Restoration of Retirement Income Plan (the “Excess Plan”) beginning as of December 1, 2017 under any available annuity form of payment selected by Executive, in accordance with Section 8 of the Excess Plan. The first monthly payment of Excess Plan benefits shall include the monthly payments that would have been made for the prior six months but for the requirements of Internal Revenue Code Section 409A applicable to a “specified employee” (as defined for purposes of Section 409A). Executive is entitled to begin receiving benefits under BWX Technologies, Inc. Thrift Plan at any time after the Date of Retirement under any form of payment available under that plan. Executive will become 100% vested in his account balance in each of the BWX Technologies, Inc. Supplemental Executive Retirement Plan (the “SERP”) and the BWX Technologies, Inc. Defined Contribution Restoration Plan (the “Restoration Plan”) on his Date of Retirement, which account balances shall be distributed in accordance with his elections with respect to distributions on account of separation from service, subject to the six-month delay required under Section 409A (as defined below) for distributions to a specified employee. Benefits payable under the SERP are subject to the forfeiture provisions set forth in Section 9.12 of the SERP.
(c)Executive will be entitled to the bonus opportunity for calendar year 2016 under the Company’s Executive Incentive Compensation Plan (“EICP”), subject to satisfaction of the applicable performance conditions, at the same target and maximum bonus award opportunity as set by the Compensation Committee for the full 2016 performance period (using Executive’s 2016 base earnings and 2016 EICP target), payable at the same time payment is made to all EICP plan participants on or before March 15, 2017. Executive will not be entitled to any EICP bonus opportunity for calendar year 2017.
(d)Executive agrees that (i) effective as of the date hereof, he is not and will not be entitled to any severance or other payments or benefits under the BWX Technologies, Inc. Executive Severance Plan, dated July 1, 2015, and (ii) effective as of the Date of Resignation, the Change in Control Agreement, entered into by and among the Company and Executive, effective as of July 1, 2015 (as amended on July 1, 2016), is hereby automatically terminated.
5.Equity Awards. Subject to Paragraphs 6 and 11 of this Agreement, Executive will be entitled to receive the benefits specified in subparagraph 5(b) below, in the manner and at the times specified therein; provided Executive has executed and delivered to the Company the release agreement attached hereto as Exhibit A, on the Date of Retirement, and has not revoked the release agreement in accordance with the terms thereof.
(a)Executive will not be entitled to any additional equity Awards for calendar year 2017.
(b)Executive previously received certain equity awards (the “Awards”) under the 2010 Long Term Incentive Plan of BWX Technologies, Inc., as amended and restated on July 1, 2015 (the “LTIP”). During Executive’s service as Special Advisor, Executive’s outstanding, unvested Awards specified on Table 1 of Exhibit B shall continue to vest and, if applicable, become exercisable, upon the normal vesting and, if applicable, normal exercisability schedules. In addition, Executive’s outstanding, unvested Awards specified on Table 2 of Exhibit B shall receive normal treatment consistent with the “retirement” or “reduction in force” provisions, as set forth in the applicable award agreement, and accordingly, a portion of such Awards will become vested on the Date of Retirement.
(c)In consideration of the covenants to which Executive has agreed as described in Paragraphs 7, 8, and 9 and elsewhere in this Agreement, and otherwise subject to the provisions of this Agreement, Executive’s outstanding, unvested Awards specified on Table 3 of Exhibit B are hereby amended such that those Awards: (i) to the extent unvested on the Date of Retirement, shall not terminate on the date of Executive’s termination of employment; (ii) shall remain in full force and effect after the Date of Retirement, as specified on Table 3 of Exhibit B, but shall become vested and exercisable only on the normal vesting and normal exercisability dates (disregarding any requirement that Executive remain employed by the Company on such dates or possible acceleration events) set forth in the applicable grant agreement (e.g., the third anniversary of the date of grant); and (iii) if such Awards are restricted stock units (“RSUs”), shall be settled in shares of BWXT common stock on or within thirty days following the normal vesting dates for such RSUs set forth in the applicable grant agreement, as amended by this subparagraph 5(c), and such settlement shall be in accordance with, and subject to, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
6.    Equity Awards.
(a)    In consideration of the foregoing, the adequacy of which is hereby expressly acknowledged, Executive hereby unconditionally and irrevocably releases and forever discharges, to the fullest extent applicable law permits, the “Releasees,” as defined in subparagraph 6(b) below, from any and every action, cause of action, complaint, claim, demand, legal right, compensation, obligation, damages (including consequential, exemplary and punitive damages), liability, cost and/or expense (including attorney’s fees) that he has, may have or may be entitled to from or against the Releasees, whether legal, equitable or administrative, in any forum or jurisdiction, whether known or unknown, foreseen or unforeseen, matured or unmatured, which arises directly or indirectly out of, or is based on or related in any way to Executive’s employment with or termination of employment from the Company, its predecessors, successors and assigns and past, present and future Affiliates (as defined in Paragraph 7 below), subsidiaries, divisions and parent corporations, including, without limitation, any such matter arising from the negligence, gross negligence or willful misconduct of the Releasees (together, the “Released Claims”); provided, however, that this release does not apply to any claims solely and specifically (i) arising after the date this Agreement is executed, (ii) for indemnification (including, without limitation, under the Company’s organizational documents or insurance policies) arising in connection with an action instituted by a third party against the

Company, its Affiliates or Executive in his capacity as an employee or a former officer or director of the Company or its Affiliates (it being agreed by the Company that Executive shall continue to be entitled to such indemnification in respect of the period prior to the Date of Retirement), (iii) arising from any breach or failure to perform this Agreement, (iv) that cannot be waived by law, or (v) involving any vested rights Executive may have under a company sponsored employee benefit plan. For the sake of clarity, this Paragraph 6 shall not operate to deny Executive of any rights to coverage under the Company’s directors and officers liability and insurance policy, as in effect from time to time, to which he would otherwise be entitled.
(b)The parties intend this release to cover any and all Released Claims, whether arising under any employment contract (express or implied), policies, procedures or practices of any of the Releasees, and/or by any acts or omissions of any of the Releasees’ agents or employees or former agents or employees and/or whether arising under any local, state, or federal statute, including but not limited to state employment discrimination laws, all federal discrimination laws, the Age Discrimination in Employment Act of 1967, as amended, the Employee Retirement Income Security Act of 1974, as amended, all local laws and ordinances and/or common law, without exception. As such, it is expressly acknowledged and agreed that this release is a general release, representing a full and complete disposition and satisfaction of all of the Releasees’ real or alleged waivable legal obligations to Executive with the specific exceptions noted above. The term “Releasees” means the Company, its predecessors, successors and assigns and past, present and future Affiliates, subsidiaries, divisions and parent corporations and all their respective past, present and future officers, directors, shareholders, employee benefit plan administrators, employees and agents, individually and in their respective capacities.
(c)The release set forth in this Paragraph 6 includes a release of any claims Executive may have under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et. seq., against Releasees that may have existed on or before the date Executive signed this Agreement. The ADEA is a federal statute that prohibits discrimination on the basis of age. By signing this Agreement, Executive understands that he is waiving any and all claims under the ADEA that he may have against the Releasees that existed on or before the date he signed this Agreement. Executive understands that any claims under the ADEA that may arise after he signs this Agreement are not waived. Executive acknowledges that he is receiving consideration for the waiver of any and all claims under the ADEA in addition to anything of value to which he is already entitled.
(d)Excluded from this Agreement are any claims that cannot be waived by law, including but not limited to the right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or the National Labor Relations Board (“NLRB”); however, Executive does waive and release his right to any monetary recovery or other personal relief should the EEOC, NLRB, or any other agency pursue claims on his behalf. This release also does not apply to any lawsuit brought to challenge the validity of this Agreement under the ADEA, to enforce the terms of this Agreement, or for claims that arise under the ADEA after the Effective Date.
(e)Executive represents and warrants that as of the date of his execution of this Agreement he has no knowledge of any unlawful activity by himself, the Company, the Releasees, the Affiliates or the Ventures (as defined below).
7.Confidentiality and Non-Disclosure. Executive acknowledges that the Company and/or its Affiliates or Ventures have previously provided him with Confidential Information and will provide him with Confidential Information up to the Date of Retirement, and that the unauthorized disclosure of such Confidential Information will result in irreparable harm to the Company and/or its Affiliates or Ventures. Executive further acknowledges that the preservation and protection of Confidential Information is an essential part of his employment with the Company and that he has a duty of fidelity and trust to the Company, its Affiliates and/or Ventures in handling Confidential Information. Executive shall not disclose or make available to any other person or entity, or use for his own personal gain, any Confidential Information. For purposes of this Agreement, the term “Affiliate” means an affiliate of the Company within the meaning of Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, the term “Venture” means an entity in which the Company or an Affiliate has a management or voting interest, and the term “Confidential Information” means any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or any of its Affiliates or Ventures, or in which property rights have been assigned or otherwise conveyed to the Company or any of its Affiliates or Ventures, which information, data or knowledge has commercial value in the business in which the Company or any of its Affiliates or Ventures is engaged, except such information, data or knowledge that (a) becomes generally available to the public other than as a result of a violation of the terms of this Agreement, (b) is authorized by notice in writing from the Company for release by Executive, or (c) is required by law or legal process (in which case Executive shall notify the Company of such legal or judicial proceeding as soon as practicable following his receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information).
8.Undertakings By Executive.   Executive agrees that on the Date of Retirement he will immediately deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) all Confidential Information as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property, in whatever medium stored (including all reproductions of the aforementioned items) belonging to the Company or any of its Affiliates, regardless of whether such items were prepared by Executive, and any credit cards, keys, access cards, calling cards, computer equipment and software, telephone, facsimile or other property of the Company, or any Affiliate or Venture. Notwithstanding the foregoing or anything else to the contrary in this Agreement, Executive will retain his Company-issued iPhone and iPad.
9.Non-Solicitation and Non-Competition.
(a)In consideration of the payments and promises provided under this Agreement, the sufficiency of which is expressly acknowledged, Executive agrees that for the twenty-four (24)-month period following the Date of Retirement he shall not, without the prior written consent of the Company, directly or indirectly, (i) induce, entice or solicit (or attempt to induce, entice or solicit) any person who is an employee of the Company or any of its Affiliates or Ventures to leave the employment of the Company or any of its Affiliates or Ventures, (ii) solicit or attempt to solicit the business of any acquisition prospect of the Company or any of its Affiliates or Ventures with whom Executive had any actual contact while employed by the Company or any of its Affiliates, or (iii) hire, engage, employ or assist any third party in hiring, engaging or employing any person who is at such time (or was at any time within six (6) months prior to the date of such employment or engagement) employed or engaged by the Company or any of its Affiliates or Ventures as an employee, agent, representative, consultant or independent contractor to perform any work or render any service similar or related to that provided by such person to the Company or any of its Affiliates or Ventures. The provisions of this subparagraph 9(a) shall not prohibit Executive from speaking with persons who respond to general advertisements or who contact a business with which Executive is affiliated through an independent recruiting firm that has not been directed to solicit interest from any person who is an employee of the Company, any of its Affiliates or Ventures.
(b)In consideration of the payments and promises provided under this Agreement, the sufficiency of which is expressly acknowledged, Executive agrees that for the twenty-four (24)-month period following the Date of Retirement he will not perform any act, engage in any conduct or course of action or make or publish any adverse or untrue or misleading statement which has or may reasonably have the effect of demeaning the name or business reputation of the Company, the Releasees, an Affiliate or a Venture or which adversely affects or may reasonably be expected to adversely affect the best interests (economic or otherwise) of the Company, the Releasees, an Affiliate or a Venture.

(c)In consideration of the payments and promises provided under this Agreement, the sufficiency of which is expressly acknowledged, Executive agrees that for the twenty-four (24)-month period following the Date of Retirement he will not, without the prior written consent of the Company, acting alone or in conjunction with others, either directly or indirectly, engage in any business that is in competition with the Company or an Affiliate or a Venture or accept employment with or render services at a comparable level of responsibility to such a business as an officer, agent, employee, independent contractor or consultant, or otherwise engage in activities that are in competition with the Company or an Affiliate or a Venture.
(d)The restrictions contained in subparagraph 9(c) above are geographically limited to areas or territories where the Company or an Affiliate or a Venture engages (or has definite plans to engage) in operations or the marketing of its products or services on the Date of Retirement.
(e)Executive acknowledges that he has received valuable consideration from the Company as provided in this Agreement for the covenants and undertakings set forth in Paragraphs 7, 8, and 9, that the consideration provided by the Company gives rise to an interest of the Company and its Affiliates and Ventures in restraining Executive from engaging in the conduct described in Paragraphs 7, 8, and 9 of this Agreement and that the restrictive covenants and undertakings are designed to enforce Executive’s consideration or return promises under this Agreement. Additionally, Executive acknowledges that the restrictive covenants contain limitations as to time, geographical area, and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the Company’s relationship with its customers, goodwill or other legitimate business interests of the Company and its Affiliates and Ventures, including, but not limited to, the Company’s and its Affiliates’ and Ventures’ need to protect their Confidential Information. The Company may notify any person or entity employing or contracting with Executive or evidencing an intention of employing or contracting with Executive of the existence and provisions of this Agreement.
10.Enforcement of Covenants and Undertakings. In the event the Company determines in good faith that Executive has breached any term of Paragraph 7, 8, or 9 of this Agreement, in addition to any other remedies at law or in equity the Company may have available to it, it is agreed that the Company shall be entitled, upon application to any court of competent jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of (a) proving irreparable harm, (b) establishing that monetary damages are inadequate, or (c) posting any bond with respect thereto) against Executive prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach.
11.Repayment and Forfeiture. Executive agrees that in the event that he (a) materially breaches any term of Paragraph 7, 8, or 9 of this Agreement and, in the event such breach can be cured, such breach has not been cured by Executive within fifteen (15) days after receipt by the Executive of written notice thereof from the Company, or (b) challenges the validity of all or any part of Paragraphs 6, 7, 8, or 9 and all or any part of Paragraphs 6, 7, 8, or 9 is found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction, in addition to any other remedies at law or in equity the Company may have available to it, (i) Executive shall repay to the Company the net, after tax proceeds of any payments made under subparagraph 3(b) of this Agreement and (ii) any Awards that vested or may vest following the Date of Retirement pursuant to subparagraph 5(b) of this Agreement shall be forfeited and, if applicable, Executive shall repay the net, after tax proceeds thereof to the Company. Any repayment and/or forfeiture provisions in any of the Company’s underlying plan documents or other Company policies shall continue in full force and effect. Executive hereby represents and warrants that he is not aware of any facts or circumstances that would trigger the repayment and/or forfeiture provisions in any such plan documents or Company policies. In the event that legal action is taken by the Executive or the Company to enforce this Agreement, the prevailing party shall be entitled to attorney’s fees.

12.Miscellaneous Provisions.
(a)Executive hereby resigns from all other director and officer positions held with the Company and any other appointed or elected positions he may hold with the Company and its Affiliates and Ventures, effective on the Date of Resignation.
(b)Failure on the part of the Company or Executive at any time to insist on strict compliance by the other party with any provisions of this Agreement shall not constitute a waiver of either party’s obligations in respect thereof, or of either party’s right hereunder to require strict compliance therewith in the future.
(c)The obligations set forth in this Agreement are severable and divisible, and the unenforceability of any clause or portion thereof shall not affect the enforceability of the remainder of such clause or of any other obligation contained herein.
(d)The Company shall be entitled to withhold from amounts payable under this Agreement such Federal, state, local, foreign or excise taxes as shall be required or permitted to be withheld pursuant to applicable law or regulation. Executive acknowledges that other than the Company’s obligation to withhold applicable income and/or employment taxes he is solely responsible for any and all taxes, interest and penalties that may be imposed with respect to the payments and benefits provided under this Agreement. The Company encourages Executive to obtain independent legal advice with respect to the tax consequences of this Agreement.
(e)This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Code and the applicable guidance and regulations issued thereunder (collectively, “Section 409A”). The parties agree that this Agreement shall be construed and interpreted in a manner consistent with such intent. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” “retirement,” or like terms shall mean “separation from service”. No reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred. Nothing contained in this Agreement shall constitute any representation or warranty by the Company or any of its Affiliates or any of its or their employees, agents or representatives, regarding compliance with Section 409A. None of the Company or any of its Affiliates has any obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A on any person, and none of the Company or any of its Affiliates, or any of its or their employees, agents or representatives shall have any liability to Executive with respect thereto.
(f)Captions contained in this Agreement are for reference purposes only, and are not intended by either party to describe, interpret, define, broaden or limit the scope, extent or intent of this Agreement or any of its provisions.
(g)All notices and other communications provided for by this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile to the facsimile number given below, provided that a copy is also sent by a nationally recognized overnight delivery service, (c) the day after being sent by a nationally recognized overnight delivery service, or (d) three days after being mailed by United States Certified Mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:
Mr. Peyton S. Baker
________________
________________
Facsimile: N/A
If to the Company:
BWX Technologies, Inc.
800 Main Street, Suite 400
Lynchburg, VA 24504
Attn: General Counsel
Facsimile: 434-522-6909
Or to such other address as Executive or the Company may hereafter specify in a notice furnished in writing in accordance with this Paragraph 12(g).
(h)Executive and the Company acknowledge that the employment of Executive by the Company is “at will”.
13.Entire Agreement. Executive and the Company agree and acknowledge that this Agreement contains and comprises the entire agreement and understanding between the parties, that no other representation, promise, covenant or agreement of any kind whatsoever has been made to cause any party to execute this Agreement, and that all agreements and understandings between the parties are embodied and expressed in this Agreement, provided that the Awards and applicable grant agreements will remain in full force and effect as amended by this Agreement. The parties also agree that the terms of this Agreement shall not be amended or changed except in writing and signed by Executive and a duly authorized agent of the Company. The parties to this Agreement further agree that this Agreement shall be binding on and inure to the benefit of Executive, the Company, the Company’s successors, assigns, the Releasees, the Affiliates and the Ventures, each as defined in this Agreement. Any other agreements or understandings between the parties, whether written or oral, are hereby null and void.
14.Applicable Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the Commonwealth of Virginia, but without giving effect to the principles of conflict of laws of such Commonwealth. The parties agree that venue and jurisdiction for any litigation arising out of or related to this Agreement or regarding the validity of this Agreement shall lie with a court of competent jurisdiction in Lynchburg, Virginia.
15.Timing and Consultation with Counsel. Executive acknowledges that he has been given a reasonable period of time within which to consider this Agreement (including the release agreement attached hereto as Exhibit A) and has been advised to discuss the terms of this Agreement with legal counsel. Executive acknowledges that this Agreement (including the release agreement attached hereto as Exhibit A) was offered to him on November 22, 2016, that he was advised that (a) it could be executed at any time prior to December 13, 2016 (the “Consideration Period”), and (b) if accepted, this Agreement could be revoked by Executive, in writing, for up to seven (7) days following the date of such acceptance by delivering such written revocation to the attention of the Company General Counsel at 800 Main Street, Suite 400, Lynchburg, VA 24504 prior to 5:00 p.m., eastern time, on the seventh day following acceptance. No modification to this Agreement will restart the Consideration Period. Based upon his review and consultation with legal counsel of his choice, Executive acknowledges that he fully and completely understands and accepts the terms of this Agreement and enters into it freely, voluntarily and of his own free will. This Agreement will not be effective or enforceable until both parties have signed it and the seven (7) day revocation period has expired with no revocation by Executive taking place.

I HAVE READ THE FOREGOING TRANSITION AND SEPARATION AGREEMENT, FULLY UNDERSTAND IT AND HAVE VOLUNTARILY EXECUTED IT ON THE DATE WRITTEN BELOW, SIGNIFYING THEREBY MY ASSENT TO, AND WILLINGNESS TO BE BOUND BY, ITS TERMS:

Date: November 29, 2016             By: /s/ Peyton S. Baker
Peyton S. Baker
Before me, a Notary Public in and for Lynchburg, Virginia, personally appeared the above-named Peyton S. Baker, who acknowledged that he did sign the foregoing instrument, and that the same is his free act and deed.
IN WITNESS WHEREOF, I have hereunto set my hand and official seal at Lynchburg, Virginia, this 29th day of November, 2016.

/s/ Rebecca Smith
NOTARY PUBLIC

                            BWX TECHNOLOGIES, INC.

Date: November 30, 2016                     By: /s/ James D. Canafax
James D. Canafax

Before me, a Notary Public in and for Mecklenburg County, North Carolina, personally appeared the above-named BWX Technologies, Inc. through James D. Canafax, its Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, who acknowledged that he did sign the foregoing instrument for and on behalf of BWX Technologies, Inc., and that the same is the free act and deed of BWX Technologies, Inc. and the free act and deed of such officer as its agent.
IN WITNESS WHEREOF, I have hereunto set my hand and official seal at Charlotte, North Carolina, this 30th day of November, 2016.

/s/ Laura Ramirez
NOTARY PUBLIC

EXHIBIT A
Release Agreement
This Release Agreement (this “Agreement”) is entered into by and between, and shall inure to the benefit of and be binding upon, Peyton S. Baker (“Executive”) and BWX Technologies, Inc., a Delaware corporation (the “Company”).
RECITALS:
1.    Reference is made to the Transition and Separation Agreement, dated November ___, 2016 (the “Transition and Separation Agreement”), by and between the Company and Executive.
2.    Execution and delivery of this Agreement by Executive is a condition to Executive’s right to receive certain payments and benefits under the Transition and Separation Agreement.
3.    Capitalized terms used and not defined herein shall have the meanings given to them in the Transition and Separation Agreement.
In consideration of the mutual promises and obligations set forth herein and in the Separation Agreement, Executive and the Company hereby agree as follows:
(a)In consideration of the benefits provided by the Transition and Separation Agreement, the adequacy of which is hereby expressly acknowledged, Executive hereby unconditionally and irrevocably releases and forever discharges, to the fullest extent applicable law permits, the Releasees (as defined below) from any and every action, cause of action, complaint, claim, demand, legal right, compensation, obligation, damages (including consequential, exemplary and punitive damages), liability, cost and/or expense (including attorney’s fees) that he has, may have or may be entitled to from or against the Releasees, whether legal, equitable or administrative, in any forum or jurisdiction, whether known or unknown, foreseen or unforeseen, matured or unmatured, which arises directly or indirectly out of, or is based on or related in any way to Executive’s employment with or termination of employment from the Company, its predecessors, successors and assigns and past, present and future Affiliates, subsidiaries, divisions and parent corporations, including, without limitation, any such matter arising from the negligence, gross negligence or willful misconduct of the Releasees (together, the “Released Claims”); provided, however, that this release does not apply to any claims solely and specifically (i) arising after the date this Agreement is executed, (ii) for indemnification (including, without limitation, under the Company’s organizational documents or insurance policies) arising in connection with an action instituted by a third party against the Company, its Affiliates or Executive in his capacity as an employee or a former officer or director of the Company or its Affiliates (it being agreed by the Company that Executive shall continue to be entitled to such indemnification in respect of the period prior to the Date of Retirement), (iii) arising from any breach or failure to perform the Transition and Separation Agreement, (iv) that cannot be waived by law, or (v) involving any vested rights Executive may have under a company sponsored employee benefit plan. For the sake of clarity, this Paragraph (a) shall not operate to deny Executive of any rights to coverage under the Company’s directors and officers liability insurance policy, as in effect from time to time, to which he would otherwise be entitled. The term “Releasees” means the Company, its predecessors, successors and assigns and past, present and future Affiliates, subsidiaries, divisions and parent corporations and all their respective past, present and future officers, directors, shareholders, employee benefit plan administrators, employees and agents, individually and in their respective capacities.
(b)The parties intend this release to cover any and all Released Claims, whether arising under any employment contract (express or implied), policies, procedures or practices of any of the Releasees, and/or by any acts or omissions of any of the Releasees’ agents or employees or former agents or employees and/or whether arising under any state or federal statute, including but not limited to state employment discrimination laws, all federal discrimination laws, the Age Discrimination in Employment Act of 1967, as amended, the Employee Retirement Income Security Act of 1974, as amended, all local laws and ordinances and/or common law, without exception. As such, it is expressly acknowledged and agreed that this release is a general release, representing a full and complete disposition and satisfaction of all of the Releasees’ real or alleged waivable legal obligations to Executive with the specific exceptions noted above.
(c)The release set forth in this Agreement (a) includes a release of any claims Executive may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), 29 U.S.C. §621 et. seq., against the Releasees that may have existed on or prior to the date Executive signs this Agreement. The ADEA is a federal statute that prohibits discrimination on the basis of age. By signing this Agreement, Executive understands that he is waiving any and all claims arising under the ADEA that Executive may have against the Releasees up to the date Executive signs this Agreement. Executive understands that any claims under the ADEA that may arise after he signs this Agreement are not waived. Executive acknowledges that he is receiving consideration for the waiver of any and all claims under the ADEA in addition to anything of value to which he is already entitled.
(d)Executive acknowledges that he had at least twenty-one (21) calendar days from the date this Agreement was first presented to him to consider this Agreement. By signing this Agreement, Executive agrees that the Company advised him in writing to consult with an attorney. Executive can only accept this Agreement by executing it during the fourteen (14) day period beginning on the Date of Retirement (the “Acceptance Period”) and delivering it to the attention of the Company General Counsel at 800 Main Street, Suite 400, Lynchburg, VA 24504 prior to 5:00 pm, eastern time, on the last day of the Acceptance Period. Executive has seven (7) calendar days following the date upon which he executes this Agreement within which to revoke this Agreement (“Revocation Period”) by delivering a written notice of his revocation to the attention of the Company General Counsel at 800 Main Street, Suite 400, Lynchburg, VA 24504 prior to the end of the Revocation Period. This Agreement does not become effective or enforceable until the Revocation Period has expired.
(e)Excluded from this Agreement are any claims that cannot be waived by law, including but not limited to the right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or the National Labor Relations Board (“NLRB”); however, Executive does waive and release his right to any monetary recovery or other personal relief should the EEOC, NLRB, or any other agency pursue claims on his behalf. This release also does not apply to any lawsuit brought to challenge the validity of this Agreement under the ADEA, to enforce the terms of this Agreement, or for claims that arise under the ADEA after the Effective Date.
(f)Executive represents and warrants that as of the date of his execution of this Agreement he has no knowledge of any unlawful activity by himself, the Company, the Releasees, the Affiliates or the Ventures.
(g)Executive and the Company agree and acknowledge that this Agreement together with the Transition and Separation Agreement contains and comprises the entire agreement and understanding between the parties, that no other representation, promise, covenant or agreement of any kind whatsoever has been made to cause any party to execute this Agreement, and that all agreements and understandings between the parties are embodied and expressed in this Agreement and the Transition and Separation Agreement. The parties also agree that the terms of this Agreement shall not be amended or changed except in writing and signed by Executive and a duly authorized agent of the Company. The parties further agree that this Agreement together with the Transition and Separation Agreement shall be binding on and inure to the benefit of Executive, the Company, the Company’s successors, assigns, the Releasees, the Affiliates and the Ventures, each as defined in this Agreement. Any other agreements or understandings between the parties, whether written or oral, are hereby null and void.

(h)The validity, interpretation, construction and performance of this Agreement together with the Transition and Separation Agreement will be governed by and construed in accordance with the substantive laws of the Commonwealth of Virginia, but without giving effect to the principles of conflict of laws of such Commonwealth.
(i)Failure on the part of the Company or Executive at any time to insist on strict compliance by the other party with any provisions of this Agreement shall not constitute a waiver of either party’s obligations in respect thereof, or of either party’s right hereunder to require strict compliance therewith in the future.
(j)The obligations set forth in this Agreement are severable and divisible, and the unenforceability of any clause or portion thereof shall not affect the enforceability of the remainder of such clause or of any other obligation contained herein.

I HAVE READ THE FOREGOING RELEASE AGREEMENT, FULLY UNDERSTAND IT AND HAVE VOLUNTARILY EXECUTED IT ON THE DATE WRITTEN BELOW, SIGNIFYING THEREBY MY ASSENT TO, AND WILLINGNESS TO BE BOUND BY, ITS TERMS:
Date: ___________________                By: __________________________
Peyton S. Baker

BWX TECHNOLOGIES, INC.

Date: ____________________            By: __________________________